SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant / /

Filed by a party other than the Registrant /x/

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/ / Definitive Additional Materials

/x/ Soliciting Material under §240.14a-12

INTER-TEL (DELAWARE), INCORPORATED

(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO

SUMMIT GROWTH MANAGEMENT LLC

THE STEVEN G. MIHAYLO TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

In a filing dated July 11, 2007, Steven G. Mihaylo (“Mr. Mihaylo”) filed with the Securities and Exchange Commission (the “SEC”) an amendment (the “Schedule 13D Amendment”) to the Schedule 13D, dated March 3, 2006, and filed by Mr. Mihaylo with the SEC on March 6, 2006, as amended, with respect to the common stock, par value $0.001 per share, of Inter-Tel (Delaware), Incorporated, a Delaware corporation (“Inter-Tel” or the “Company”). The Schedule 13D Amendment contained the following disclosure under Item 4 thereof which could be viewed as soliciting material under Regulation 14A of the Securities Exchange Act of 1934, as amended:

Advance Notice

On July 10, 2007, in accordance with the advance notice by-law provisions contained in the Amended and Restated By-laws of the Company, Mr. Mihaylo delivered to the Company an advance notice of director nominations to be brought before the 2007 Annual Meeting of Stockholders, the text of which follows:

July 10, 2007

Via FedEx and Email Inter-Tel (Delaware), Incorporated 1615 S. 52nd Street Tempe, Arizona 85281 Attention: Secretary
Re:	Advance Notice of Director Nominations

Ladies and Gentlemen:

Given the unwillingness of the Board (the “Board”) of Inter-Tel (Delaware), Incorporated (“Inter-Tel” or the “Company”) to implement the proposals set forth in my letter to the Board of July 2, 2007, I believe I am left with no choice other than to ask stockholders to reconstitute the Board in such a manner as to enable implementation of my recapitalization proposal.

In consideration of the foregoing, I hereby provide notice to the Secretary of the Company of nominations for the election of directors to be brought before the 2007 annual meeting of stockholders of the Company (the “2007 Annual Meeting”), in accordance with Section 2.13 of the By-laws of the Company (the “By-laws”). This notice amends and supplements my prior advance notices of director nominations and stockholder business, each dated March 2, 2007.

I am the holder of record of 1,498 shares of common stock of the Company (the “Common Stock”) entitled to vote at the 2007 Annual Meeting. I am also the holder of record of options to acquire 7,500 shares of Common Stock of the Company with an exercise price of $21.11 and which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company with an exercise price of $20.95 per share and which became exercisable on December 7, 2006. My business and record address is P.O. Box 19790, Reno, Nevada 89511. In addition, I am the sole trustee of The Steven G. Mihaylo Trust (the “Trust”) and, as such, may be deemed to be the beneficial owner of the 5,178,000 shares of Common Stock held by the Trust and entitled to vote at the 2007 Annual Meeting.

I hereby nominate the following individuals for election as directors of the Company at the 2007 Annual Meeting:

1.	Steven G. Mihaylo
2.	Dr. Anil K. Puri
3.	Kenneth L. Urish
4.	Neal I. Goldman
5.	Michael R. Boyce
6.	C. Roland Haden
7.	Hamid R. Shokrgozar

I intend to appear in person or by proxy at the 2007 Annual Meeting to nominate the persons named in this notice.

The information regarding the individuals listed above required by Section 2.13 of the By-laws is set forth on Exhibit A and Exhibit C attached hereto. Also enclosed is the written consent of each individual listed above to being named as a nominee and to serve as a director if elected. Information regarding me required by Section 2.13 of the By-laws, in addition to that contained in this notice, Exhibit A and Exhibit C, is set forth on Exhibit B.

As required by Section 2.13(a) of the By-laws, Exhibit A contains the residence address of each of the nominees. I hereby request that the Company hold this information in confidence and not release it publicly because this information is not required by Schedule 14A promulgated by the Securities and Exchange Commission.

I intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under Delaware law and the By-laws to elect the nominees. Based upon the number of shares that I beneficially own and cumulative voting under Article IV(C) of the Certificate of Incorporation of the Company, I should be able to elect at least two directors at the 2007 Annual Meeting.

[signature page follows]

If you have any questions regarding this notice, please contact my attorney, Joseph J. Giunta, of Skadden, Arps, Slate, Meagher & Flom LLP, at (213) 687-5040.

Very truly yours,

/s/ Steven G. Mihaylo

Steven G. Mihaylo

Enclosures

cc:       Joseph J. Giunta

Exhibit A

Information regarding the nominees required by Section 2.13 of the By-laws

Steven G. Mihaylo (“Mr. Mihaylo”) proposes to nominate the following individuals for election to the Board of Directors (the “Board”) at the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) of Inter-Tel (Delaware), Incorporated (“Inter-Tel” or the “Company”):

Steven G. Mihaylo Steven G. Mihaylo is a private investor. He is the founder of the Company and served as Chairman of the Board of Inter-Tel from July 1969 to October 1982 and from September 1983 to March 2006. He has served as a member of the Board from July 1969 until March 2006, and from May 2006 to present. Mr. Mihaylo served as President of Inter-Tel from 1969 to 1983, from 1984 to December 1994, and from May 1998 to February 2005. He served as Inter-Tel’s Chief Executive Officer from the time of the Company’s formation in July 1969 to February 2006. He is a United States citizen and is 63 years old. His business and record address is P.O. Box 19790, Reno, Nevada 89511, and his residence address is _______________________________. Mr. Mihaylo received a bachelors degree in accounting and finance from California State University Fullerton. Mr. Mihaylo may be deemed to beneficially own an aggregate of 5,189,748 shares of common stock (the “Common Stock”) of the Company. He is the record holder of 1,498 shares of Common Stock. Mr. Mihaylo is also the holder of record of options to acquire 7,500 shares of Common Stock of the Company with an exercise price of $21.11 and which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company with an exercise price of $20.95 per share and which became exercisable on December 7, 2006. In addition, he is the sole trustee of The Steven G. Mihaylo Trust (the “Trust”) and, as such, may be deemed to be the beneficial owner of the 5,178,000 shares of Common Stock held by the Trust. The business address of the Trust is P.O. Box 19790, Reno, Nevada 89511.

Dr. Anil K. Puri Dr. Anil K. Puri has served as a member of the Board from May 2006 to present. He has served as the Dean of the College of Business and Economics at California State University, Fullerton from 1998 to present. California State University, Fullerton is not a parent, subsidiary or other affiliate of the Company. He is a United States citizen and is 58 years old. His business address is 800 North State College Boulevard, California State University, Fullerton, California 92834, and his residence address is ____________________________________. Dr. Puri received bachelors and masters degrees in economics from Panjab University in India and a masters degree and a Ph.D. in economics from the University of Minnesota. Dr. Puri is a member of the American Economic Association, the Western Economic Association, the National Association of Business Economists and the Association of University Bureaus of Economic Research. He is the author of numerous journal articles in the field of economics, and makes numerous presentations every year to business, community, and professional organizations and at university events, and has presented the California State University, Fullerton Annual Economic Forecasts since 1993. Dr. Puri is the holder of record of options to acquire 7,500 shares of Common Stock of the Company which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company which became exercisable on December 7, 2006.

Kenneth L. Urish Kenneth L. Urish has served as a member of the Board from May 2006 to present. Mr. Urish is managing member of Urish Popeck & Co., LLC, a certified public accounting firm with multi-disciplinary practice units. Mr. Urish’s business address is Three Gateway Center, 24th Floor, Pittsburgh, Pennsylvania 15222, and his residence address is ________________________________. He is a United States citizen and is 56 years old. He has been a member of Urish Popeck & Co., LLC from its inception in February 1976 to present. Urish Popeck & Co., LLC is not a parent, subsidiary or other affiliate of the Company. Mr. Urish has a bachelors degree in accounting from The Pennsylvania State University. He has served on the board of directors, and as a member of the Audit Committee thereof, of Black Rock Liquidity Funds from 1999 to present. Mr. Urish is the co-editor of Financial Management and Analysis: Methodologies to Manage and Improve Operating Performance, which was adapted as a business development series. He is a member of the American, Pennsylvania, and Florida Institutes of Certified Public Accountants, President of the Board of Trustees of The Pittsburgh Catholic, the official newspaper of the Pittsburgh Diocese, a member of the National Association of Certified Fraud Examiners, a member of the Board of Trustees of Holy Family Foundation, a former Division Chair of the United Way of Allegheny County, the former Chairman and former President of DFK Accountancy Group, and a former member of the board of directors of DFK International. Mr. Urish has recently been named The Pennsylvania State University Alumnus of the Year of the Department of Accounting for 2006. Mr. Urish is the holder of record of options to acquire 7,500 shares of Common Stock of the Company which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company which became exercisable on December 7, 2006.

Neal I. Goldman Neal I. Goldman has been President of Goldman Capital Management, a registered investment advisory firm, from December 1985 to present. Goldman Capital Management is not a parent, subsidiary or other affiliate of the Company. He is a United States citizen and is 63 years old. His business address is 320 Park Ave., 10th Floor, New York City, New York 10022, and his residence address is ___________________________________. Mr. Goldman has served on the board of directors of Blyth Inc. from 1991 to present. Mr. Goldman holds a bachelors degree from City College of New York.

Michael R. Boyce Michael R. Boyce has been the Chairman and Chief Executive Officer of PQ Corporation, a global enterprise and producer of inorganic specialty chemicals and engineered glass materials operating with 60 plant locations in 19 countries, from February 2005 to present. Mr. Boyce has also been Chairman and Chief Executive Officer of Peak Investments, LLC, a company which acquires chemicals and minerals businesses, from April 1998 to present. He served as President and Chief Operating Officer of Harris Chemical Group from January 1990 to March 1998, when Harris was sold to IMC Global, Inc. Mr. Boyce served as the C.E.O. of Penrice Soda Holdings Limited, an Australian manufacturer of soda ash and sodium bicarbonate, from 1993 to 1998. None of PQ Corporation, Peak Investments, LLC, Harris Chemical Group nor Penrice Soda Holdings Limited is or was a parent, subsidiary or other affiliate of the Company. Mr. Boyce is a United States citizen and is 59 years old. Mr. Boyce’s business address is c/o PQ Corporation, 15200 College Blvd., Suite 101, Lenexa, KS 66219, and his residence address is ___________________________________. He is a member of the boards of directors of AAR Corp., PQ Corporation and Penrice Soda Holdings Limited. Mr. Boyce is a graduate of West Virginia State University with a bachelors degree in Chemistry. Mr. Boyce also attended the University of Houston’s Graduate School of Business, and is a graduate of Harvard University’s Advanced Management Program.

C. Roland Haden  C. Roland Haden is retired, having served as Vice Chancellor and Dean of Engineering at Texas A&M University and System (“TAMU”) from October 1993 to September 2002. TAMU is not a parent, subsidiary or other affiliate of the Company. Prior to his employment with TAMU, he had served as Vice Chancellor and Provost at Louisiana State University from 1991 to 1993 and as Dean of Engineering at Arizona State University from 1978 to 1991. During the course of his career, he was made a Fellow of both the Institute of Electrical and Electronics Engineers and the American Society for Engineering Education. Less than 1% of the membership of these organizations have been awarded Fellow rank. He holds other prestigious awards from both these organizations. He is a licensed Professional Engineer in Texas and Oklahoma and, formerly, in Arizona. He served on the Board of the Company from 1983 until his retirement in November 2005. Dr. Haden also served on the audit committee of the Board at various times during his service and for over 5 years immediately prior  to November 2005. Dr. Haden is a United States citizen and is 67 years old. Dr. Haden’s address is _____________________________________. Dr. Haden served on the board of directors of Crosstex Energy L.P. (and its successor, Crosstex Energy, GP, LLC) from December 2002 until May 2006, and the audit committee thereof from January 2006 to May 2006. He also served on the board of directors of Crosstex Energy, Inc. from January 2004 to May 2006 and the audit committee thereof from January 2006 to May 2006. In years past, he also served on the boards of directors of Square D Company and of E-Systems. Dr. Haden holds a Ph.D. in Electrical Engineering from the University of Texas.

Hamid R. Shokrgozar Hamid R. Shokrgozar has been President, Chief Executive Officer and Chairman of the Board of White Electronic Designs Corp., a designer and manufacturer of high-density microelectronic memory products, advanced matrix liquid crystal displays, interface products and electromechanical components and packages, from June 2000 to present. In January 2001, under Mr. Shokrgozar’s leadership, White Electronic Designs Corp. acquired Panelview, Inc. a supplier and manufacturer of enhanced AMLCD Display products and in January 2003 acquired Interface Data Systems (IDS) a Phoenix based leading supplier of electronic interface solutions. White Electronic Designs Corp. is not a parent, subsidiary or other affiliate of the Company. Mr. Shokrgozar is a United States citizen and is 47 years old. His business address is 3601 E. University Drive, Phoenix, Arizona 85034, and his residence address is ___________________________________. Mr. Shokrgozar holds a US patent for the invention of “Stacked Silicon Die Carrier Assembly”. Mr. Shokrgozar has also served as Chairman of American Electronic Association, Arizona Council in fiscal 2000 and served on the American Electronic Association, Arizona council Board in 1998 and 1999.

In 2004, Mr. Mihaylo pledged $3 million to California State University, Fullerton (since increased to $4.5 million), payable over five years, the largest cash pledge in the history of California State University, Fullerton, toward a new college of Business and Economics building that will bear his name. Mr. Mihaylo was initially approached by Dr. Puri, Dean of the College of Business and Economics and one of Mr. Mihaylo’s Board nominees, about making a donation to the College of Business and Economics. In 2005, California State University, Fullerton, conferred an honorary doctorate of humane letters upon Mr. Mihaylo in recognition of his significant contributions in areas of human endeavor. Mr. Mihaylo has been active in and supported education-related charitable endeavors during his career, including Junior Achievement of Arizona, Big Bear Lake California High School, the University of Arizona, Arizona State University, Bishop Manogue Catholic High School, the University of Nevada, Reno, The Arizona Science Center, Juvenile Diabetes Research Foundation, The Goldwater Institute and The Desert Botanical Gardens.

As to each person Mr. Mihaylo proposes to nominate for election as a director:

Each of the nominees has consented to be nominated by Mr. Mihaylo and to serve as a director if elected, and it is not contemplated that any of them will be unavailable for election as a director.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C and other than with respect to each nominee’s nomination as a director, and except for Mr. Mihaylo, none of the nominees nor any associate of any nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2007 Annual Meeting.

On April 21, 2006, Mr. Mihaylo and Summit Growth Management LLC (“Summit”), an entity through which Mr. Mihaylo makes investments and of which he is the sole member and managing member, filed a preliminary proxy statement with the SEC in connection with the 2006 Annual Meeting of shareholders relating to a number of proposals, including the election of three directors (Mr. Mihaylo, Dr. Puri and Mr. Urish). On May 5, 2006, Mr. Mihaylo, Summit and the Company entered into a settlement agreement (the “Settlement Agreement”) to settle the potential proxy context in connection with the 2006 Annual Meeting. In addition to other provisions, the Settlement Agreement stipulated that the Company would appoint Mr. Mihaylo, Dr. Puri and Mr. Urish to the Board and consider an offer to acquire the Company by Mr. Mihaylo meeting certain criteria. On June 14, 2006, Mr. Mihaylo and Vector Capital Corporation (“Vector”) submitted a proposal to acquire all of the outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo) for $22.50 per share in cash (the “June 14 Proposal”). The Company raised various issues with respect to the June 14 Proposal, and on June 28, 2006, Mr. Mihaylo, Summit and the Company entered into the Amendment to Settlement Agreement, which provided, among other things, that the Company would not respond to the June 14 Proposal, and extended the deadline for Mr. Mihaylo to submit an offer. On July 28, 2006, Mr. Mihaylo and Vector submitted a proposal to the Board to acquire all of the outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo) for $22.50 per share in cash (the “July 28 Proposal”). On August 11, 2006, the Special Committee of the Board (the “Special Committee”) rejected the July 28 Proposal. On August 21, 2006, in a letter to the Special Committee, Mr. Mihaylo and Vector indicated a willingness to increase their offer price to $23.25 per share in cash (the “August 21 Indication”). On August 25, 2006, the Special Committee rejected the August 21 Indication, and pursuant to the Settlement Agreement, Mr. Mihaylo submitted a request that the Company call a special meeting of stockholders (the “Special Meeting”) to consider the following proposal: “RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) urge the Board to arrange for the prompt sale of Inter-Tel to the highest bidder” (the “Sell the Company Resolution”). At the Special Meeting, 11,272,464 shares were voted against the Sell the Company Resolution, representing slightly over 50% of the 22,524,535 shares of the Company’s common stock that were represented in person or by proxy.

On November 8, 2006, Mr. Mihaylo and Vector withdrew their offer to acquire all of the outstanding shares of Common Stock of the Company. In the months thereafter, Mr. Mihaylo held discussions with representatives of the Board in an attempt to resolve the differences between Mr. Mihyalo and the Board and avoid a proxy contest. These discussions were unsuccessful. On March 2, 2007, in accordance with the advance notice provisions of the Company’s By-laws, Mr. Mihaylo submitted to Inter-Tel advance notices of director nominations and stockholder business to be brought before the 2007 Annual Meeting. The 2007 Annual Meeting is currently scheduled for September 12, 2007. On April 26, 2007, the Company entered into an Agreement and Plan of Merger by and among the Company, Mitel Networks Corporation and Arsenal Acquisition Corporation (the “Merger Agreement”). A special meeting of stockholders to vote on the adoption of the Merger Agreement is currently scheduled for July 23, 2007. On June 25, 2007, Mr. Mihaylo filed a definitive proxy statement with respect to the pending special meeting of stockholders to solicit proxies from stockholders to vote against the adoption of the Merger Agreement. Based on his beneficial ownership of shares of Common Stock of the Company and the foregoing, Mr. Mihaylo has a substantial interest in each of the nominations that he has proposed for consideration by the stockholders at the 2007 Annual Meeting.

The Trust is a participant in the solicitation and an “associate” of Mr. Mihaylo as such term is defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934 (“Schedule 14A”), as amended. Accordingly, as set forth in this Exhibit A and Exhibit B and Exhibit C and based upon the Trust’s ownership of Common Stock, the Trust could be deemed to have a substantial interest in each of the nominations Mr. Mihaylo has proposed for consideration by the stockholders at the 2007 Annual Meeting. Summit is a participant in the solicitation and an “associate” of Mr. Mihaylo as such term is defined in Schedule 14A. Accordingly, as set forth in this Exhibit A and Exhibit B and Exhibit C, Summit could be deemed to have a substantial interest in each of the nominations Mr. Mihaylo proposed for consideration by stockholders at the 2007 Annual Meeting.

Each of the nominees is a participant in the solicitation of proxies by Mr. Mihaylo.

During the Company’s last fiscal year, and except as otherwise set forth in this Exhibit A and Exhibit B or Exhibit C:

•

none of the nominees received any payment pursuant to any plan or arrangement in connection with any termination of such nominee’s employment or service with the Company or any of its subsidiaries, or in connection with a change of control of the Company;

•	no person other than the Company or any of its subsidiaries made any payment to any nominee for services performed by the nominee for the Company or any of its subsidiaries;

•

none of the nominees and no entity in which any nominee is a partner, stockholder, director or officer, nor any trust in which any nominee has a beneficial interest or serves as trustee, nor any immediate family member of any nominee, has received from the Company, or from any third party by reason of such nominee’s position with the Company, any payments, credits, property, securities, personal benefits, perquisites or any other compensation from the Company other than (a) salary from the Company; (b) standard directors’ fees from the Company; (c) reimbursements or payments under Company health or retirement plans which are available to broad groups of employees and which do not discriminate in scope, terms or operations in favor of directors or officers; (d) payments or credits pursuant to the terms of Company bonus plans and retirement plans; or (e) payments or the value of securities received pursuant to the terms of any Company equity incentive plan;

•	none of the nominees received any payments or promises of payments pursuant to any director legacy programs or similar charitable award programs;

•

none of the nominees has received any payment for such nominee’s services as a director or member of a committee pursuant to any arrangement not applicable to all directors or similarly situated committee members, respectively; and

•

none of the nominees nor any member of any nominee’s immediate family received any compensation, including consulting fees, from the Company or any of its subsidiaries or affiliates, other than compensation paid to directors for their services as directors.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C, none of the participants owns beneficially, directly or indirectly, any securities of the Company.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C, none of the participants owns of record, but not beneficially, any securities of the Company.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C, none of the participants has purchased or sold, within the past 2 years, any securities of the Company.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C, none of the participants is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

No associate of any participant owns beneficially, directly or indirectly, any securities of the Company, other than the Trust.

None of the participants owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

Since the beginning of the Company’s last fiscal year, none of the participants nor any immediate family member of any participant has a direct or indirect interest in any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, which involves an amount greater than $120,000. In addition, none of the participants nor any immediate family member of any participant has been indebted to the Company or any of its subsidiaries for over $120,000 at any time since the beginning of the last fiscal year. A summary of Mr. Mihaylo’s, Mr. Urish’s and Dr. Puri’s compensation is set forth on Exhibit C attached hereto.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C, none of the participants, nor any associate of any participant, has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C, none of the participants has held any position or office with the Company. In addition, other than their consent to be nominated to serve on the Board by Mr. Mihaylo and to serve if elected, none of the nominees is a party to any arrangement or understanding between such nominee and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

None of the participants has, during the past 10 years, been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

There are no family relationships between any director or executive officer of the Company, on the one hand, and the nominees on the other hand, or between any of the nominees.

With respect to each nominee, during the past five years, none of the events described in Item 401(f) of Regulation S-K occurred with respect to such nominee that is material to any evaluation of the ability or integrity of any such nominee to become a director of the Company.

Other than certain stockholder litigation of which the Company is aware, there are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which any nominee or any associate of any nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

None of the nominees will receive any compensation from Mr. Mihaylo for his service as a nominee for election or as a director, if elected, of the Company. If elected as directors, it is anticipated that the nominees may receive director fees from the Company and participate in the Company’s benefit plans for directors, all as determined by the Company.

Other than as set forth in this Exhibit A and Exhibit B and Exhibit C, none of the nominees has had any relationship with the Company in any capacity other than as stockholder.

Mr. Mihaylo believes that each of the nominees, with the exception of himself, is independent within the meaning of the listing standards of the NASDAQ Stock Market.

Set forth below are purchases and sales of Common Stock by the participants within the past two years:

Participant	Date	Number of Shares	Transaction Type
Mr. Goldman	10/5/05	40,000	Sale
Dr. Haden	4/5/06	12,343 (1)	Purchase
Dr. Haden	4/5/06	12,343 (1)	Sale
Dr. Haden	4/6/06	2,657 (1)	Purchase
Dr. Haden	4/6/06	2,657 (1)	Sale
The Trust	4/3/07	1,498 (2)	Sale
Mr. Mihaylo	4/3/07	1,498 (2)	Purchase
Mr. Mihaylo	5/15/07	144,000 (2)	Sale
The Trust	5/15/07	144,000 (2)	Purchase

(1) On April 5 and 6, 2006, Dr. Haden exercised options to acquire and subsequently sold a total of 15,000 shares. A portion of the funds required to exercise such options consisted of funds borrowed via short term loans through a brokerage account held by Dr. Haden at Raymond James Financial, Inc., which loans were promptly repaid in full upon consummation of the sale of shares.

(2) On April 3, 2007, the Trust transferred 1,498 shares of Common Stock held by the Trust to Mr. Mihaylo. On May 15, 2007, Mr. Mihaylo transferred 144,000 shares of Common Stock of which he was the holder of record to the Trust. Mr. Mihaylo’s net beneficial ownership of 5,189,748 shares of Common Stock was not affected by these transactions.

Security Ownership Table

Nominee	Title of Class	Name of beneficial owner	Amount and nature of beneficial ownership	Percent of Class(1)
Steven G. Mihaylo	Common Stock	Steven G. Mihaylo (2)	5,189,748 (3)	19.0%
Kenneth L. Urish	Common Stock	Kenneth L. Urish (4)	10,250 (5)	less than 0.1%
Anil K. Puri	Common Stock	Anil K. Puri (6)	10,250 (7)	less than 0.1%
Neal I. Goldman	None	n/a	n/a	n/a
Michael R. Boyce	None	n/a	n/a	n/a
C. Roland Haden	None	n/a	n/a	n/a
Hamid Shokrgozar	None	n/a	n/a	n/a

(1) Based on 27,307,175 shares of Common Stock outstanding as of July 9, 2007, as reported in the Company’s Form DEFR14A filed with the SEC on July 10, 2007.

(2) P.O. Box 19790, Reno, Nevada 89511.

(3) Mr. Mihaylo is the holder of record of 1,498 shares of Common Stock. Mr. Mihaylo is also the holder of record of options to acquire 7,500 shares of Common Stock of the Company which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company which became exercisable on December 7, 2006. In addition, he is the sole trustee of The Steven G. Mihaylo Trust (the “Trust”) and, as such, may be deemed to be the beneficial owner of the 5,178,000 shares of Common Stock held by the Trust.

(4) Three Gateway Center, 24th Floor, Pittsburgh, Pennsylvania 15222.

(5) Mr. Urish is the holder of record of options to acquire 7,500 shares of Common Stock of the Company which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company which became exercisable on December 7, 2006.

(6) 800 North State College Boulevard, California State University, Fullerton, CA 92834.

(7) Dr. Puri is the holder of record of options to acquire 7,500 shares of Common Stock of the Company which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company which became exercisable on December 7, 2006.

According to the Company’s Form 10-K/A filed with the SEC on April 30, 2007, during the fiscal year ended December 31, 2006 Dr. Puri attended 2 Regular Board of Directors Meetings and 4 Special Board of Directors Meetings; Mr. Urish attended 2 Regular Board of Directors Meetings and 4 Special Board of Directors Meetings; and Mr. Mihaylo attended 3 Regular Board of Directors Meetings and 4 Special Board of Directors Meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of the reports filed with the SEC and written representations of the nominees, Mr. Mihaylo believes that all nominees subject to reporting under Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on time in the Company’s fiscal year 2006, except that Mr. Urish filed a Form 3 and a Form 4 late.

Exhibit B

Information regarding Steven G. Mihaylo

required by Section 2.13 of the By-laws

Steven G. Mihaylo’s business and record address is P.O. Box 19790, Reno, Nevada 89511. He may be deemed to beneficially own an aggregate of 5,189,748 shares of common stock (the “Common Stock”) of Inter-Tel (Delaware), Incorporated (“Inter-Tel” or the “Company”). He is the record holder of 1,498 shares of Common Stock. Mr. Mihaylo is also the holder of record of options to acquire 7,500 shares of Common Stock of the Company with an exercise price of $21.11 and which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock of the Company with an exercise price of $20.95 per share and which became exercisable on December 7, 2006. In addition, he is the sole trustee of The Steven G. Mihaylo Trust (the “Trust”) and, as such, may be deemed to be the beneficial owner of the 5,178,000 shares of Common Stock held by the Trust. The business address of the Trust is P.O. Box 19790, Reno, Nevada 89511.

Other than their consent to be nominated to serve on the Board of Directors of the Company by Mr. Mihaylo and to serve if elected and as otherwise set forth in this Exhibit B and Exhibit A and Exhibit C, Mr. Mihaylo has no arrangements or understandings with any proposed nominee or any other persons pursuant to which the nominations are to be made by Mr. Mihaylo.

Mr. Mihaylo has complied with all Section 16(a) filing requirements during the year ended December 31, 2006.

The proxy solicitation is being made by Mr. Mihaylo. Proxies will be solicited by mail, courier, advertisement, telephone, facsimile, email, the Internet, other electronic means and in person.

Mr. Mihaylo has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the proxy solicitation. MacKenzie has been paid a retainer of $15,000 toward a final fee to be agreed upon between the parties based upon customary fees for the services provided. MacKenzie will be reimbursed for its reasonable out-of-pocket expenses. MacKenzie will be indemnified against losses, claims, damages, liabilities and expenses arising from or in connection with its services or matters which are the subject of its retainer agreement; provided, however, that there will be no liability for such indemnification in respect of any loss, claim, damage, liability or expense which was the result of the bad faith or willful misconduct of MacKenzie. It is anticipated that MacKenzie will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that approximately 25 persons employed by MacKenzie will solicit stockholders.

Mr. Mihaylo is the sole member and the managing member of Summit Growth Management LLC (“Summit”), an entity through which Mr. Mihaylo makes investments and of which he is the sole member and managing member. Summit does not own, beneficially or of record, any shares of Common Stock. The business address of Summit is P.O. Box 19790, Reno, Nevada 89511.

On May 18, 2006, Mr. Mihaylo, Summit and Vector Capital Corporation (“Vector”) entered into a Memorandum of Understanding (the “Memorandum”) with respect to the potential acquisition of the Company. Pursuant to the Memorandum, if, after Mr. Mihaylo/Summit and Vector extend a proposal to jointly acquire the Company, Mr. Mihaylo chooses to sell or vote his shares of Common Stock, within 12 months of the termination of the Memorandum, in favor of another change of control transaction, Mr. Mihaylo/Summit would pay to Vector, either in cash or in the form of consideration received by Mr. Mihaylo for his shares of Common Stock in such transaction, a specified amount as “overbid protection” in accordance with the formula set forth in the Memorandum. It was expected that Mr. Mihaylo would serve as Chief Executive Officer of the Company following any acquisition of the Company by Mr. Mihaylo and Vector. On March 2, 2007, Mr. Mihaylo, Summit and Vector terminated the Memorandum and amended the “overbid protection” formula.

Summit entered into a letter agreement, dated March 3, 2006, as amended as of March 19, 2007 and June 1, 2007, with RBC Capital Markets (the “RBC Agreement”), pursuant to which it has engaged RBC in perpetuity, subject to each party’s right to terminate the RBC Agreement under certain circumstances and upon notice, to provide certain investment banking and financial advisory services in connection with a review of Mr. Mihaylo’s strategic alternatives regarding the Company. Under the RBC Agreement, the services provided by RBC included assisting Mr. Mihaylo in structuring, negotiating, implementing and coordinating key aspects of a possible Transaction (as defined below) and in the solicitation of parties interested in providing equity and/or debt financing in connection with a possible Transaction. “Transaction” means the first to occur of (i) any transaction or series or combination of related transactions, whereby directly or indirectly, a majority of the capital stock of Inter-Tel is, or assets representing a majority in value of the assets of Inter-Tel are, transferred to Mr. Mihaylo or otherwise becomes beneficially owned by Mr. Mihaylo for consideration, including, without limitation, a sale or exchange of capital stock (including by means of a tender offer) or assets, a merger, plan of exchange or consolidation, the formation of a joint venture, a minority investment or partnership, or any similar transaction or (ii) the consummation by Inter-Tel of a self-tender, extraordinary dividend or other recapitalization transaction.

As compensation for its services under the RBC Agreement, RBC has received a non-refundable cash retainer fee, and is entitled to receive (i) an agreed upon transaction fee in the event that Mr. Mihaylo consummates, during the term of the RBC Agreement or during the 12 months following the term, a Transaction pursuant to a definitive agreement, letter of intent or other evidence of a commitment entered into between Mr. Mihaylo and the Company, or by means of a tender offer to the stockholders of the Company initiated by Mr. Mihaylo, (ii) an agreed upon topping fee in the event that a Third Party Transaction (as defined below) is consummated during the term of the RBC Agreement or during the 12 months following the term and such Third Party Transaction is subsequent to any offer (whether written or oral) made by Mr. Mihaylo to the Company relating to a Transaction, (iii) an agreed upon success fee in the event that the Merger Agreement is terminated under certain circumstances creditable against the above referenced transaction fee or topping fee, and (iv) an agreed upon contingent topping fee in the event that Mr. Mihaylo or his affiliates exercise appraisal rights under Delaware law in respect to a Third Party Transaction and recover an amount that is greater than the price per share at which such Third Party Transaction was consummated. On June 14, 2006, Mr. Mihaylo and Vector submitted an offer to the Company for purposes of clause (ii) above. “Third Party Transaction” means any transaction or series or combination of related transactions, whereby directly or indirectly, a majority of the capital stock of the Company is, or assets representing a majority of the assets of the Company are, transferred to a person not affiliated with Mr. Mihaylo or the Company for consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger, plan of exchange or consolidation, the formation of a joint venture, a minority investment or partnership, or any similar transaction. RBC has been reimbursed for a portion of its reasonable out of pocket expenses in performing the services under the RBC Agreement, and will be reimbursed for a reasonable portion of its additional out of pocket expenses up to an agreed upon dollar amount.

Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of Common Stock. Mr. Mihaylo will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

The total amount to be spent on the solicitation is estimated to be $500,000. To date, approximately $100,000 has been expended in connection with the solicitation.

The cost of the solicitation will be borne by Mr. Mihaylo, and, if successful, Mr. Mihaylo will seek reimbursement of these costs from the Company. The question of such reimbursement will not be submitted to a vote by the stockholders of the Company.

The information with respect to Mr. Mihaylo and his associates contained in Exhibit A and Exhibit C is incorporated by reference in this Exhibit B. By letter to the Company dated the date of this notice, Mr. Mihaylo has provided advance notice of director nominations to be presented at the 2007 Annual Meeting of Stockholders of the Company. That letter is incorporated by reference in this Exhibit B.

Exhibit C

SUMMARY COMPENSATION TABLE

According to the Company’s Form 10-K/A filed with the SEC on April 30, 2007 (the “Form 10-K/A”), in connection with his service as an executive officer of the Company through February 22, 2006, Mr. Mihaylo did not receive any bonus, stock awards, option awards, non-equity incentive plan compensation, or change in pension value and non-qualified deferred compensation earnings during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($) (1)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(i)	(j)
Steven G. Mihaylo Former Chief Executive Officer (3)	2006	125,260	1,676	126,936

(1) According to the Form 10-K/A, salary includes base salary and payment in respect of accrued vacation, holidays, and sick days.

(2) According to the Form 10-K/A, includes the following payments the Company paid to or on behalf of Mr. Mihaylo:

Name	Year	Car Allowance ($)	Life Insurance Premiums ($)	Other (4)	Total ($)
Steven G. Mihaylo	2006	1,600	76	--	1,676

(3) Mr. Mihaylo resigned as Chief Executive Officer on February 22, 2006 and he resigned as a member of the Board of Directors on March 6, 2006. Mr. Mihaylo rejoined the Board of Directors on May 6, 2006. According to the Form 10-K/A, amounts included in the above table represent compensation only for the period Mr. Mihaylo served as Inter-Tel’s CEO and not the period he served as a Director beginning February 23, 2006. During his term as Chief Executive Officer, Mr. Mihaylo received no compensation for his service on the Board of Directors. Compensation paid to Mr. Mihaylo for his service on the Board of Directors is included in the Director Summary Compensation Table.

(4) According to the Form 10-K/A, the Company offers the same health care programs and benefits to named executive officers as it does to other full-time associates of the Company. Accordingly, no amounts have been included in other compensation associated with Company health care contributions related to these programs and benefits. Additionally, Mr. Mihaylo has an Inter-Tel telephone system in his home. No amounts have been included in other compensation related to this telephone system based on the de minimus incremental costs to the Company.

GRANTS OF PLAN BASED AWARDS

According to the Form 10-K/A, Mr. Mihaylo did not receive grants of plan based awards during the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

According to the Form 10-K/A, the following tabular disclosure items are not applicable to Mr. Mihaylo for the fiscal year ended December 31, 2006: number of securities underlying unexercised options (# unexercisable); number of securities underlying unexercised unearned options; number of shares or units of stock that have not vested; market value of shares or units of stock that have not vested; number of earned shares, units or other rights that have not vested; and market or payout value of unearned shares, units or other rights that have not vested.

Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(e)	(f)
Steven G. Mihaylo Chairman and Chief Executive Officer	7,500 2,750	21.11 20.95	May 12, 2016 June 7, 2016

OPTION EXERCISES AND STOCK VESTED

Mr. Mihaylo did not exercise any stock options during the fiscal year ended December 31, 2006.

PENSION BENEFITS

According to the Form 10-K/A, the Company maintains no pension plans.

POTENTIAL PAYMENTS MADE UPON TERMINATION IN CONNECTION WITH A

CHANGE OF CONTROL

The Company entered into a Change of Control Agreement with Mr. Mihaylo in March 2004. However, Mr. Mihaylo resigned as Chief Executive Officer of the Company on February 22, 2006. Thus, according to the Form 10-K/A, the Key Employee Change of Control Severance Agreement between Mr. Mihaylo and the Company terminated as of such date, with Mr. Mihaylo receiving no benefits pursuant to the terms of the agreement.

DIRECTOR COMPENSATION TABLE

According to the Form 10-K/A, other than as reflected in the below table, none of Mr. Mihaylo, Dr. Puri or Mr. Urish received any stock awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings, or other compensation as compensation for their work as a director for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
(a)	(b)	(d)	(h)
Steven G. Mihaylo(3)	53,433	65,520	118,953
Dr. Anil K. Puri	53,433	65,520	118,953
Kenneth L. Urish	53,433	65,520	118,953

(1) According to the Form 10-K/A, included in the table above are amounts paid to Directors in cash in lieu of stock options. The Company made cash payments to directors during the second quarter of 2006 in lieu of a shortfall in stock options available under the 1990 Director Stock Option Plan, the amount of such payments being based on a Black-Scholes valuation model utilized to compute the shortfall. The shortfall was primarily created as a result of the addition of three new members to the board of directors in connection with the Mihaylo settlement of the 2006 threatened proxy contest. Payments totaling $29,433 were distributed to each of Mr. Mihaylo, Dr. Puri and Mr. Urish during the second quarter of 2006.

(2) According to the Form 10-K/A, reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each nominee has the following number of options outstanding: Mihaylo: 10,250; Puri: 10,250; and Urish: 10,250.

(3) Mr. Mihaylo resigned as Chief Executive Officer on February 22, 2006 and he resigned as a member of the Board of Directors on March 6, 2006. Mr. Mihaylo rejoined the Board of Directors on May 6, 2006. According to the Form 10-K/A, amounts in the above table represent compensation only for the period Mr. Mihaylo served as Inter-Tel’s non-employee Director and not the period he served as CEO. During his term as Chief Executive Officer, Mr. Mihaylo received no compensation for his service on the Board of Directors. Compensation for his services as Chief Executive Officer is included in the Summary Compensation Table presented for Mr. Mihaylo above.

DEFERRED COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

According to the Form 10-K/A, the Company maintains the Inter-Tel, Incorporated Non-Employee Director Non-Qualified Deferred Compensation Plan for the benefit of non-employee members of the Board. None of the members of the Board participated in this plan during the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

According to the Form 10-K/A, the Board affirmatively determined that Mr. Mihaylo is not independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards because he holds more than 5% of the outstanding shares of the Common Stock of the Company. The Board did not make a determination regarding the independence of Dr. Puri or Mr. Urish as they serve on no committees of the Board requiring independence.

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PARTICIPANT LEGEND

Stockholders are advised to read the proxy statement and other documents related to the solicitation of proxies filed by Steven G. Mihaylo for use at the 2007 Annual Meeting of Stockholders because they contain important information. The preliminary proxy statement was filed on March 30, 2007, and along with other relevant documents, is available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to the participants in the solicitation of proxies by Mr. Mihaylo is contained in the preliminary proxy statement filed by Mr. Mihaylo with the Securities and Exchange Commission, as amended and supplemented by proxy materials filed by Mr. Mihaylo with the SEC on July 11, 2007, and can be obtained as described above. Mr. Mihaylo intends to file a revised preliminary proxy statement which will contain additional information about the participants and Mr. Mihaylo’s solicitation.